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Exhibit 21

Subsidiaries of
J.B. POINDEXTER & CO., INC.

        All subsidiaries are owned 100%, either directly or indirectly, by J.B. Poindexter & Co., Inc.

(1)
EFP Corporation, a Delaware corporation, which also operates under the name Engineered Foam Plastics.

(2)
Lowy Group, Inc., a Delaware corporation.

(3)
Magnetic Instruments Corp., a Delaware corporation, which also operates under the name MIC Group; in addition, Magnetic Instruments Corp. has the following subsidiaries:

(a)
SWK Holdings, Inc. a Texas corporation; and

(b)
Universal Brixius, Inc., a Wisconsin corporation.

(4)
Morgan Trailer Mfg. Co., a New Jersey corporation, which also operates under the name Morgan Corporation; in addition, Morgan Trailer Mfg. Co. has the following subsidiaries:

(a)
Morgan Trailer Financial Corporation, a Nevada corporation; and

(b)
Morgan Trailer Financial Management, L.P., a Texas Limited partnership.

(5)
Truck Accessories Group, Inc., a Delaware corporation, f/k/a Leer, Inc., f/k/a Leer Holdings Inc., which also operates under the following names:

(a)
TAG;

(b)
20th Century Fiberglass;

(c)
Century Fiberglass;

(d)
Century;

(e)
Leer;

(f)
Leer Corporate;

(g)
Leer East;

(h)
Leer Midwest;

(i)
Leer Retail;

(j)
Leer Southeast;

(k)
Leer Specialty Products;

(l)
Leer Truck Accessory Centers;

(m)
Leer West;

(n)
Mid West Truck Accessories; and

(o)
Pace Edwards; and

  in addition, Raider Industries, Inc., a Saskatchewan, Canada corporation, is a subsidiary of Truck Accessories Group, Inc. and operates under the following names:

  (a)
  Lo Rider;

  (b)
  Raider; and

  (c)
  Raider US

  in addition, Commercial Babcock Inc., an Ontario, Canada corporation, is a subsidiary of Raider Industries, Inc., and operates as a division of Morgan Trailer Mfg. Co.

  (6)
  Morgan Olson Corporation, f/k/a MS Truck Body Corp., a Delaware corporation.

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Subsidiaries of J.B. POINDEXTER & CO., INC.